UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2024

GENERAL MOTORS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34960	27-0756180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of principal executive offices)	(Zip Code)

(313) 667-1500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

See Item 2.03 below.

Item 1.02	Termination of a Material Definitive Agreement

On March 28, 2024, the Company terminated its $3.0 billion 364-Day Delayed Draw Term Loan Credit Agreement, dated as of November 29, 2023, with Bank of America, N.A., as administrative agent, and the other lenders named therein (the “November Facility”).

A description of the terms of the November Facility is set forth under Item 1.01 of the Company’s Form 8-K filed November 29, 2023, and is incorporated by reference into this Item 1.02. Under its terms, the November Facility was due to expire on November 27, 2024. The Company did not have any borrowings outstanding under the November Facility, and the Company did not incur any early termination penalties in connection with the termination of the Facility. Some of the lenders under the November Facility, and their affiliates, are lenders under the Renewed Facility (defined below), and have various other relationships with the Company and its subsidiaries involving the provision of financial services, including lending, cash management, investment banking, trust services, and foreign exchange and other derivative arrangements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 28, 2024, General Motors Company (“GM”) entered into a Sixth Amended and Restated 364-Day Revolving Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, Bank of America, N.A., as co-syndication agent, and the lenders named therein (the “Renewed Facility”). The Renewed Facility is unsecured and consists of a 364-day, $2.0 billion facility and matures on March 27, 2025.

The Renewed Facility is available to GM as well as certain of its wholly owned subsidiaries. However, GM has allocated the Renewed Facility for exclusive use by General Motors Financial Company, Inc. The Renewed Facility allows for borrowing in U.S. Dollars only. GM has guaranteed the obligations of subsidiary borrowers under the Renewed Facility.

Interest rates on obligations under the Renewed Facility are based on prevailing annual interest rates for Term SOFR loans, Daily Simple SOFR loans or an alternative base rate, each subject to an applicable margin. This applicable margin will be based upon the credit rating assigned to the Renewed Facility or to senior, unsecured long-term indebtedness of GM.

The Renewed Facility contains representations, warranties and covenants that are typical for this type of facility. These covenants include restrictions on mergers or sales of assets and secured debt borrowings, subject to exceptions and limitations. The Renewed Facility also requires that GM maintain at least $4.0 billion in global liquidity and at least $2.0 billion in U.S. liquidity.

Certain of the lenders under the Renewed Facility and/or their affiliates have various relationships with GM and its subsidiaries involving the provision of financial services, including cash management, investment banking, trust and leasing services, and foreign exchange and other derivative arrangements.

The foregoing description does not constitute a complete summary of the Renewed Facility and is qualified in its entirety by reference to the text of the Renewed Facility filed herewith.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

10.1†	Sixth Amended and Restated 364-Day Revolving Credit Agreement among General Motors Company, General Motors Financial Company, Inc., the subsidiary borrowers from time to time parties thereto, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and Bank of America, N.A., as co-syndication agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†

Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Registrant)

Date: March 28, 2024	By:	/s/ John S. Kim
	Name:	John S. Kim
	Title:	Assistant Corporate Secretary